Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Miller and Lents, Ltd. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves in the Current Report on Form 8-K of Pogo Producing Company, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-72129, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-59426, 333-65548, 333-86856, 333-98205, 333-102775, 333-126097, 333-115130, 333-86417 and 333-130557..

MILLER AND LENTS, LTD.

By:	/s/ Carl D. Richard
Carl D. Richard
Senior Vice President

Houston, Texas

May 31, 2006